SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
        INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[ ]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                            ILX RESORTS INCORPORATED
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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     [ ]  Fee paid previously with preliminary materials:

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     [ ]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:
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          2)   Form, Schedule or Registration Statement No.:
                                                            --------------------
          3)   Filing Party:
                            ----------------------------------------------------
          4)   Date Filed:
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
                            ILX RESORTS INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JULY 26, 1999


To the Shareholders of ILX Resorts Incorporated:

     Notice is hereby given that the 1999 Annual Meeting of Shareholders of ILX Resorts Incorporated, an Arizona corporation (the "Company"), will be held at Los Abrigados Resort & Spa, at 160 Portal Lane, Sedona, Arizona 86336 on the 26th day of July, 1999 at 11:00 a.m., local time, to consider and act upon the following proposals:

     (a) To elect seven (7) directors to serve until the next annual meeting of shareholders of the Company, or until their successors are duly elected and qualified; and

     (b) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing matters are more fully explained in the accompanying Proxy Statement which is hereby made a part of this notice. All holders of record of Common Stock at the close of business on June 11, 1999 will be entitled to vote at the meeting.

     All shareholders are cordially invited to attend the meeting in person. You are urged to sign, date and otherwise complete the enclosed proxy card and return it promptly in the enclosed envelope whether or not you plan to attend the meeting. If you attend the meeting, you may vote your shares in person even if you have signed and returned your proxy card.


                                             By order of the Board of Directors,


                                             /s/ Stephanie D. Castronova
                                             -----------------------------------
                                             Stephanie D. Castronova
                                             Secretary

Phoenix, Arizona
April 23, 1999

                            ILX RESORTS INCORPORATED

                      2111 East Highland Avenue, Suite 210
                             Phoenix, Arizona 85016

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held on July 26, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ILX Resorts Incorporated, an Arizona corporation (the "Company"), for use at the Company's 1999 Annual Meeting of Shareholders (the "Meeting"), to be held on July 26, 1999, at 11:00 a.m., local time, and at any and all adjournments and postponements of the Meeting. The Meeting will be held at Los Abrigados Resort & Spa at 160 Portal Lane, Sedona, Arizona 86336. This Proxy Statement and the accompanying form of proxy (the "Proxy") will be first mailed to shareholders on or about June 18, 1999.

     Only holders of record of the Company's no par value common stock (the "Common Stock") at the close of business on June 11, 1999 (the "Record Date") are entitled to vote at the Meeting. The Proxy is enclosed for use at the Meeting if you are unable to attend in person. The persons named therein as proxies were selected by the Board of Directors of the Company. The Proxy is solicited by the Board of Directors of the Company. If a Proxy in the accompanying form is duly executed and returned, it will be voted as specified therein. If no specification is made, it will be voted in accordance with recommendations made by the Board of Directors. The Proxy may, nevertheless, be revoked at any time prior to exercise by delivering written notice of revocation to the Secretary of the Company or by attending the meeting and voting in person.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and the Proxy and the cost of further solicitation hereinafter referred to is to be borne by the Company and is estimated to be nominal. In addition to the use of the mails, it may be necessary to conduct some solicitation by telephone, telegraph or personal interview. Any such solicitation will be done by the directors, officers and regular employees of the Company; and, in addition, banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy soliciting materials to their principals to obtain authorization for the execution of proxies on their behalf. The Company will not pay such persons any compensation for soliciting proxies, but such persons will be reimbursed by the Company for their out-of-pocket expenses incurred in connection therewith.

                                     VOTING

     At the close of business on February 28, 1999, the Company had issued and outstanding 4,028,393 shares of Common Stock, each share being entitled to one vote. No other voting class of stock was then or is now outstanding.

     The holders of the majority of the shares of the Company's Common Stock outstanding on the Record Date and entitled to be voted at the Meeting, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournments and postponements thereof.

     Shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting entitles each shareholder to cast a number of votes equal to the number of shares of Common Stock held multiplied by the number of directorships to be filled. A shareholder may cast all of its votes for one candidate or distribute the votes among two or more candidates. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulation of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The seven nominees receiving the most votes shall be deemed elected to the Company's Board of Directors.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

     The following table sets forth, as of February 28, 1999, certain information regarding the beneficial ownership of the Common Stock of the Company by (i) each person known by the Company to have beneficial ownership of 5% or more of the outstanding Common Stock, (ii) each director, (iii) each Named Executive Officer (hereinafter defined) and (iv) all executive officers and directors as a group.

NAME AND ADDRESS OF                                  NUMBER OF        PERCENTAGE
BENEFICIAL OWNER (+)                                 SHARES (1)         OF CLASS
--------------------                                 ----------         --------
Joseph P. Martori                                       950,744(2)       23.6%

Nancy J. Stone                                          110,417(3)        2.7%

Edward S. Zielinski                                      30,320(4)         *

James W. Myers                                            9,800(6)         *

Steven R. Chanen                                          5,000(6)         *

Joseph A. Leonetti                                        5,000(5)         *

Patrick J. McGroder III                                  39,768(5)(7)      *

Edward J. Martori ("EJM")                               936,561(8)       23.3%

Martori Enterprises Incorporated ("MEI")                901,100          22.4%

All Directors and Officers as a Group (10 persons)    1,178,500(9)       28.7%

----------
* Less than 1%.

(+) Unless otherwise indicated, each holder has the address: c/o ILX Resorts Incorporated, 2111 E. Highland Ave., Suite 210, Phoenix, Arizona 85016.

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date set forth in the introductory paragraph above. However, for purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or group of persons has or have the right to acquire from the Company within 60 days from the date set forth in the introductory paragraph above is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or of All Directors and Officers as a Group.

(2) Includes 901,110 shares owned by MEI, of which Joseph P. Martori is a director and owner of 40% of the voting capital stock; 9,802 shares owned by a daughter of Joseph P. Martori, under trust dated February 20, 1978; 10,200 shares owned by Joseph P. Martori, as custodian for his other daughter; and 212 shares held by a trust, of which Joseph P. Martori is trustee.

(3) Includes 5,000 shares issuable by the Company pursuant to options and 10,000 shares subject to options granted from MEI at $8.125 per share; and 2,000 shares and options to purchase 17,500 shares from the Company at $8.125 per share held by her husband, Michael W. Stone.

(4) Includes 200 shares held by Edward S. Zielinski as custodian for his son, Stefan Edward Zielinski; options to purchase 6,000 shares from the Company at $8.125 per share; and 100 shares held by his wife, Nancy Zielinski.

(5) Includes options to purchase 5,000 shares from the Company at $3.25 per share which were issued in March 1999.

(6) Includes 5,000 shares issuable by the Company pursuant to options at $6.25 per share.

(7) Includes 1,500 shares held by the Patrick J. McGroder and Susan McGroder Revocable Trust; 6,700 shares held by the McGroder Family Limited Partnership, in which Patrick J. McGroder and Susan McGroder have a 99% interest; 5 shares held by Shamrock Consultants, which is wholly owned by Patrick J. McGroder; 19 shares held by Patrick J. McGroder II, P.C., an Arizona professional corporation, wholly owned by Patrick J. McGroder; 1,128 shares held by Patrick J. McGroder II, P.C. Profit Sharing Trust, of which Patrick J. McGroder is the sole beneficiary; 20,000 shares held by McMac, L.L.C., an Arizona limited liability company of which Patrick J. McGroder is one-third owner; 2,650 shares held by Mr. McGroder's children's irrevocable trusts as follows: 1,050 shares held by the Caroline E. McGroder 1992 Trust; 1,050 shares held by the Elizabeth McGroder 1992 Trust; 50 shares held by the Patrick J. McGroder IV 1992 Trust; and 500 shares by the Patrick J. McGroder IV UTMA Arizona Trust.

(8) Includes 901,110 shares owned by MEI, 56% of the capital stock of which is owned by Edward J. Martori; and 142 shares owned by the Estate of Edward Joseph Martori, of which Edward J. Martori is beneficiary.

(9) Includes options to purchase 48,500 shares from the Company of which options to purchase an aggregate of 10,000 shares were issued to two directors in March 1999.

     The management of the Company is not aware of any change in control of the Company that has taken place since the beginning of the last fiscal year, nor of any contractual arrangements or pledges of securities, the operation of the terms of which may at a subsequent date result in a change in control of the Company.

                              ELECTION OF DIRECTORS

     The entire Board of Directors is elected annually, with each director to hold office until the next annual meeting of shareholders or until his or her successor is elected and qualified. The persons named as proxy holders in the enclosed Proxy have been designated by the Board of Directors and they intend to vote "FOR" the election to the Board of Directors of each of the persons named below, except where authority is withheld by a shareholder. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CAST YOUR VOTE FOR ELECTION OF EACH OF THE NOMINEES TO SERVE ON THE BOARD OF DIRECTORS.

     Each of the nominees has consented to be named herein and to serve if elected. However, if any nominee at the time of election is unable or unwilling to serve as a director or is otherwise unavailable for election, the shares represented by proxies will be voted for the election of such other person as the Board of Directors may designate or, in the absence of such designation, for a nominee selected by the proxy holders named in the enclosed Proxy.

     Certain information concerning the director nominees as of February 28, 1999 is set forth below. Except as set forth herein, none of the nominees are officers or directors of any other publicly owned corporation or entity.

                                                               Director
     Name                                  Age                  Since
     ----                                  ---                  -----
     Steven R. Chanen                      45                   1995
     Joseph A. Leonetti                    37                   1998
     Joseph P. Martori                     57                   1986
     Patrick J. McGroder                   53                   1997
     James W. Myers                        64                   1995
     Nancy J. Stone                        41                   1989
     Edward S. Zielinski                   47                   1996

DIRECTOR NOMINEES

     STEVEN R. CHANEN has served as a director of the Company since July 1995. Mr. Chanen has served as President and Chief Operating Officer of Chanen Construction Company, Inc., Phoenix, Arizona, since 1989, as Chairman of the Board of Media Technology Capital Corporation (doing business as S.R. Chanen &
Co., Inc.) since 1986, and as President of United Property Investments Corporation, a subsidiary of United Properties, Ltd. of Vancouver, Canada since 1987. Prior thereto, Mr. Chanen served as Vice President of FMR Capital Corporation from 1981 to 1986 and as a shareholder and director of Wentworth and Lundin law firm from 1980 to 1986. Mr. Chanen received B.S. and J.D. degrees from Arizona State University.

     JOSEPH A. LEONETTI has served as a director of the Company since November 1998. Mr. Leonetti has been president of B & J Resort Marketing, a California corporation which he founded, engaged in marketing and tour generation to the vacation ownership industry since August 1993 and has worked in various marketing capacities in the vacation ownership industry since 1984. Mr. Leonetti received a B.S. degree from Cornell University.

     JOSEPH P. MARTORI has served as a director of the Company since its inception and as Chairman of the Board since 1991. Mr. Martori served as President from November 1993 through 1995 and has served as Chief Executive Officer since 1994. Prior thereto, Mr. Martori was engaged in the private practice of law since 1967 with the New York City law firm of Sullivan & Cromwell; the Phoenix law firms of Snell & Wilmer; Martori, Meyer, Hendricks & Victor, P.A. (of which he was a founding member); and Brown & Bain, P.A. (of which he was the Chairman of the Corporate, Real Estate and Banking Department). Mr. Martori was a founder of Firstar Metropolitan Bank & Trust in Phoenix and has served on its Board of Directors since 1983. Mr. Martori is also Chairman of the Board of MEI, an investment company that holds 22.4% of the Company's outstanding Common Stock. Mr. Martori is also a member of the Board of Trustees of The Lawyers' Committee for Civil Rights under Law. Mr. Martori received a B.S. degree and an M.B.A. degree in finance from New York University and a J.D. degree from the University of Notre Dame Law School.

     PATRICK J. MCGRODER III has served as a director of the Company since June 1997. Mr. McGroder has been a trial lawyer engaged in the practice of law since 1970, and has served since 1990 as a member of the law firm of Goldstein & McGroder, Ltd. of Phoenix, Arizona (which he co-founded). Mr. McGroder received a B.A. degree from the University of Notre Dame and a J.D. degree from the University of Arizona School of Law. Mr. McGroder has also served as Chairman of the Board of Sedona Worldwide Incorporated ("SWI"), a majority owned subsidiary of the Company, since April 1998.

     JAMES W. MYERS has served as a director of the Company since July 1995. Mr. Myers has served as President of Myers Management and Capital Group, Inc., a management consulting firm he founded, since December 1995. From 1986 to 1995, Mr. Myers was President and Chief Executive Officer of Myers Craig Vallone Francois, Inc., an investment banking and management advisory firm he also founded. Prior thereto, Mr. Myers held executive positions with a variety of public and private companies from 1956 to 1986. Mr. Myers also serves as a director of SWI (a majority owned subsidiary of the Company), Autom, BG Associates, Chambers Belt, Inc., China Mist Tea, Distribution Architects International, Landiscor, Inc., OmniMount, Poore Brothers, Inc., Solar Cells, Inc. and Nanomics, Inc. Mr. Myers received a B.S. degree from Northwestern University and an M.B.A. degree from the University of Chicago.

     NANCY J. STONE has served as a director of the Company since April 1989, and as President and Chief Operating Officer since January 1996. Ms. Stone served as Chief Financial Officer of the Company from July 1993 to December 1997, as well as from January 1990 to April 1992, and as Executive Vice President from July 1993 to December 1995. Ms. Stone served on the faculty of North Central College, Naperville, Illinois from 1992 to 1993. Ms. Stone also served as Vice President of Finance and Secretary of the Company from April 1987 to December 1989. Ms. Stone is a Certified Public Accountant in the States of Arizona and Illinois. Ms. Stone received a B.A. degree in accounting and finance from Michigan State University and an M.B.A. degree from Arizona State University.

     EDWARD S. ZIELINSKI has served as a director and Executive Vice President of the Company since January 1996, and as President and Chief Operating Officer of Varsity Clubs of America Incorporated since July 1997. Mr. Zielinski served as Senior Vice President of the Company from January 1994 to December 1995 and as General Manager of Los Abrigados Resort & Spa from December 1992 until January 1994, and in various other executive positions with the Company since November 1988. Mr. Zielinski has twenty years of resort management and marketing experience in both the domestic and international markets. Prior to joining the Company, Mr. Zielinski served as General Manager of Oceania Resorts, Ltd., a New Zealand-Australian company, from August 1985 through October 1988, based in Auckland, New Zealand. Prior thereto, Mr. Zielinski held senior management positions with Hyatt International Hotels and Continental Airlines Hotel Division.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS MEETINGS

     The Board of Directors of the Company met two times during the fiscal year ended December 31, 1998. All directors attended each of the meetings of the Board of Directors, during the period they served as a director, and the Committees of the Board of Directors, if any, upon which such director served during the 1998 fiscal year, except for Steven R. Chanen, who missed one meeting of the Board of Directors.

     The Board of Directors maintains an audit committee ("Audit Committee"), a stock option committee ("Stock Option Committee"), a compensation committee ("Compensation Committee") and an executive committee. There is no nominating committee or any committee performing that function.

AUDIT COMMITTEE

     The Audit Committee, which consists of Messrs. Myers and McGroder, met twice during fiscal year 1998. The Audit Committee is responsible for recommending the Company's independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, and reviewing and monitoring the provision of non-audit services by the Company's auditors.

STOCK OPTION COMMITTEE

     The Stock Option Committee, which consists of Messrs. Myers and McGroder, met once during fiscal year 1998. The function of the Stock Option Committee is to provide recommendations to the Board of Directors regarding the granting of stock options to key employees and directors of the Company.

COMPENSATION COMMITTEE

     The Compensation Committee, which consists of Messrs. Myers and McGroder, met once during fiscal year 1998. The function of the Committee is to provide recommendations to the Board of Directors regarding the compensation of executive officers of the Company and regarding the compensation policies and practices of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of transactions to which the Company or its subsidiaries is a party in which the amount involved since January 1, 1998 exceeded $60,000 and in which officers, directors, nominees and/or greater than 5% beneficial owners of the Company's Common Stock (or any immediate family members of the foregoing) had, or will have, a direct or indirect material interest.

     In August 1992, Los Abrigados Partners Limited Partnership, a subsidiary of the Company ("LAP") issued to MEI, as agent for Edward J. Martori ("EJM"), MEI, Arthur J. Martori and Alan R. Mishkin ("Mishkin"), a $770,000 promissory note bearing interest at 14%, collateralized by $810,630 in notes receivable. The promissory note was issued to reduce Class A limited partners' capital contributions by $500,000, Class A priority returns by $149,954, Class B accrued interest by $73,772 and certain loan guarantee fees by $46,274. Principal payments of $57,022 and interest payments of $2,681 were made during 1998 in full satisfaction of the MEI note payable.

     In December 1995, LAP issued 10% promissory notes to EJM and Joseph P. Martori, a trustee for the Cynthia J. Polich Irrevocable Trust ("Polich") (not an affiliate of the Company), in the original principal amounts of $550,000 and $350,000, respectively. In 1997, 36,800 shares of the Company's Common Stock were issued in satisfaction of the remaining $230,000 principal amount of the note payable to EJM. In 1998, LAP paid $150,000 in principal and $4,375 in interest, in full satisfaction of the note payable for the benefit of Polich.

     In August 1997, the Company acquired the Class B Limited Partnership Interests in LAP from MEI and Mishkin for (i) $820,000 cash, consisting of $720,000 to Mishkin (no longer a related party) and $100,000 to MEI, (ii) the issuance to Mishkin of 20,000 shares of Common Stock, with a value of $125,000 at the time of issuance, and (iii) the issuance of 8% promissory notes in the original principal amounts of $1.3 million payable to MEI and $675,000 payable to Mishkin. In 1998 principal payments of $53,989 and interest of $46,011 were paid on the Mishkin note. In 1998, prior to September, principal payments of $200,000 and interest payments of $45,484 were made on the MEI note. Also in September 1998, the Company received the benefit of a $200,000 principal discount on the MEI note, upon principal payment of $800,000 and interest payment of $11,479 in full satisfaction of the then remaining outstanding principal balance of $1,000,000 and interest of $11,479. The Mishkin note matures in 2002, and its repayment is secured by an interest in LAP.

     During 1998, the Company made payments of $15,000 principal and $72,726 interest to EJM on an 8% promissory note with a principal balance of $894,078 at December 31, 1998. The note was issued by the Company as consideration for all of the Class A Limited Partnership Interests in LAP, which the Company acquired in 1994. The note matures on December 31, 1999.

     Effective as of January 1, 1998, the Company entered into four-year employment agreements with each of Messrs. Martori and Zielinski and Ms. Stone. Pursuant to these agreements, the Company shall provide an annual base salary of $200,000 to Mr. Martori, $150,000 to Ms. Stone and $130,000 to Mr. Zielinski, in addition to bonus or other compensation payable at the discretion of the Board of Directors. Ms. Stone and Mr. Zielinski are entitled to receive 15,000 and 7,000 restricted shares of Common Stock on January 1st of each year during their respective terms of employment.

     Joseph P. Martori, Chairman of the Board and Chief Executive Officer of the Company, is also the Chairman of the Board of MEI, which owned 22.4% of the Common Stock outstanding as of February 28, 1999. The voting stock of MEI is controlled by EJM, who is a cousin of Joseph P. Martori. EJM served as a director of the Company from December 1993 to November 1997.

     The above-described transactions are believed to be on terms no less favorable to the Company than those available in arms' length transactions with unaffiliated third parties. Each transaction has been approved by independent directors of the Company who are not parties to the transaction.

                              EXECUTIVE MANAGEMENT

     The following table sets forth certain information concerning the Company's executive officers and certain key employees. Except as otherwise noted, none of the executive officers are directors or officers of any other publicly owned corporation or entity.

NAME                    AGE                          POSITION
----                    ---                          --------
Joseph P. Martori       57   Chairman of the Board and Chief Executive
                             Officer
Nancy J. Stone          41   President, Chief Operating Officer and Director
Edward S. Zielinski     47   Executive Vice President, President and Chief
                             Operating Officer of Varsity Clubs of America
                             Incorporated and Director
Stephen W. Morgan       52   Senior Vice President and Chief Financial Officer
Donald D. Denton        38   Executive Vice President of Sales
Alan J. Tucker          52   Executive Vice President of Marketing

EXECUTIVE OFFICERS

     JOSEPH P. MARTORI has served as a director of the Company since its inception and as Chairman of the Board since 1991. Mr. Martori served as President from November 1993 through 1995 and has served as Chief Executive Officer since 1994. Prior thereto, Mr. Martori was engaged in the private practice of law since 1967 with the New York City law firm of Sullivan & Cromwell; the Phoenix law firms of Snell & Wilmer; Martori, Meyer, Hendricks & Victor, P.A. (of which he was a founding member); and Brown & Bain, P.A. (of which he was the Chairman of the Corporate, Real Estate and Banking Department). Mr. Martori was a founder of Firstar Metropolitan Bank & Trust in Phoenix and has served on its Board of Directors since 1983. Mr. Martori is also Chairman of the Board of MEI, an investment company that holds 22.4% of the Company's outstanding Common Stock. Mr. Martori is also a member of the Board of Trustees of The Lawyers' Committee for Civil Rights under Law. Mr. Martori received a B.S. degree and an M.B.A. degree in finance from New York University and a J.D. degree from the University of Notre Dame Law School.

     NANCY J. STONE has served as a director of the Company since April 1989 and as President and Chief Operating Officer since January 1996. Ms. Stone served as Chief Financial Officer of the Company from July

1993 to December 1997, as well as from January 1990 to April 1992, and as Executive Vice President from July 1993 to December 1995. Ms. Stone served on the faculty of North Central College, Naperville, Illinois from 1992 to 1993. Ms. Stone also served as Vice President of Finance and Secretary of the Company from April 1987 to December 1989. Ms. Stone is a Certified Public Accountant in the States of Arizona and Illinois. Ms. Stone received a B.A. degree in accounting and finance from Michigan State University and an M.B.A. degree from Arizona State University.

     EDWARD S. ZIELINSKI has served as a director and Executive Vice President of the Company since January 1996, and as President and Chief Operating Officer of Varsity Clubs of America Incorporated since July 1997. Mr. Zielinski served as Senior Vice President of the Company from January 1994 to December 1995 and as General Manager of Los Abrigados Resort & Spa from December 1992 until January 1994, and in various other executive positions with the Company since November 1988. Mr. Zielinski has twenty years of resort management and marketing experience in both the domestic and international markets. Prior to joining the Company, Mr. Zielinski served as General Manager of Oceania Resorts, Ltd., a New Zealand-Australian company, from August 1985 through October 1988, based in Auckland, New Zealand. Prior thereto, Mr. Zielinski held senior management positions with Hyatt International Hotels and Continental Airlines Hotel Division.

     STEPHEN W. MORGAN has served as Senior Vice President and Chief Financial Officer of the Company since July 1998. Prior thereto, Mr. Morgan served as General Manager of A-1 Precision Metal Products from September 1997 to June 1998 and as Vice President and Chief Financial Officer of Aquapore Moisture Systems from July 1989 to September 1997. Mr. Morgan received B.S. and M.B.A. degrees from Brigham Young University.

     DONALD D. DENTON has served as Executive Vice President of Sales and General Sales Manager at Los Abrigados Resort & Spa since March 1999. Mr. Denton had served as Senior Vice President from January 1996 to September 1997 and General Sales Manager at Los Abrigados Resort & Spa from February 1993 to September 1997. From December 1998 through February 1999, Mr. Denton was president of Denton Marketing Group, a company which he founded, engaged in providing sales and marketing services to the vacation ownership industry in the Palm Springs area of California.

     ALAN J. TUCKER has served as Executive Vice President of Marketing since March 1999. Mr. Tucker provided consulting services to the Company from July through December 1998, and was employed by the Company on January 1, 1999 as Marketing Manager. Prior thereto, Mr. Tucker served as a director of the Company from February 1992 to October 1995; as Executive Vice President from September 1991 to October 1995; as Vice President from January 1990 until August 1991; and as Project Director at Los Abrigados Resort & Spa from March 1989 to October 1995. From November 1995 to January 1997, Mr. Tucker provided timeshare sales and sales management services to companies in the vacation ownership industry, including services to the Company on a consulting basis, and from February 1997 to June 1998 Mr. Tucker was employed in a sales capacity with a Phoenix, Arizona operation of Sunterra Corporation.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows, for each of the fiscal years ended December 31, 1998, 1997 and 1996, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the Company's Chief Executive Officer and other most highly compensated executive officers (collectively, the "Named Executive Officers") receiving compensation in excess of $100,000 in all capacities in which they served during the last completed fiscal year.

                              SUMMARY COMPENSATION

                                                                                           LONG-TERM
                                      ANNUAL COMPENSATION (2)                         COMPENSATION AWARDS
                               ------------------------------------------   ---------------------------------------
                                                                 OTHER      RESTRICTED   SECURITIES
                                                                ANNUAL         STOCK     UNDERLYING      ALL OTHER
NAME AND TITLE                 YEAR   SALARY      BONUS      COMPENSATION     AWARDS    OPTIONS/SARS   COMPENSATION
--------------                 ----   ------      -----      ------------     ------    ------------   ------------
Joseph P. Martori (l)          1998   $207,692   $15,000          --            --           --            $--
    Chairman and Chief         1997    149,606    50,000          --            --           --             --
    Executive Officer          1996    136,500    20,000          --            --           --             --

Nancy J. Stone (l)             1998    155,769    98,786(3)       --            --           --             --
    President and Chief        1997    129,659   102,896(4)       --            --           --             --
    Operating Officer          1996    115,193    17,500          --            --           --             --

Edward S. Zielinski (l)        1998    134,792    49,021(5)       --            --           --             --
    Executive Vice President   1997    115,012    34,689(6)       --            --           --             --
                               1996    110,388    19,968(7)       --            --           --             --

John P. Brooks                 1998     25,615    82,115(8)       --            --           --             --
    Senior Vice President      1997     36,000   117,832(8)       --            --           --             --
                               1996     36,000    95,518(8)       --            --           --             --

----------
(1) Effective as of January 1, 1998, each of Mr. Martori, Ms. Stone and Mr. Zielinski entered into an employment agreement with the Company which establishes the rates of annual base and incentive compensation to be received by him or her commencing on such date. See "Certain Relationships and Related Transactions."

(2) Excludes Profit Sharing Plan contributions on behalf of the respective Named Executive Officer. During 1994, the Company adopted a Profit Sharing Plan and has since declared annual contributions. None of the Named Executive Officers was allocated more than $4,100 for the 1996 and 1997 plan years nor are they expected to be allocated more than $4,500 for the 1998 plan year.

(3)  Includes 15,000 shares of restricted Common Stock at $2.89 per share.

(4) Includes 7,500 shares of unrestricted Common Stock at $5.625 per share and 7,500 shares of restricted Common Stock at $2.8125 per share.

(5)  Includes 7,000 shares of restricted Common Stock at $2.89 per share.

(6)  Includes 3,500 shares of unrestricted Common Stock at $5.625 per share.

(7)  Includes 1,000 shares of restricted Common Stock at $3.75 per share.

(8) Includes commissions on sales of vacation ownership interests. Mr. Brooks' employment with the Company was terminated on September 3, 1998.

OPTION GRANTS IN THE LAST FISCAL YEAR

     No stock options or stock appreciation rights were granted to Named Executive Officers or to other employees in 1998.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                               AND FISCAL YEAR END
                                  OPTION VALUES

     The following table sets forth information regarding option exercises by the Named Executive Officers during 1998 and unexercised options held by Named Executive Officers at December 31, 1998.

                                                      NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                           SHARES                  OPTIONS AT FISCAL YEAR-END           FISCAL YEAR-END
                         ACQUIRED ON     VALUE     ---------------------------   ----------------------------
NAME                    EXERCISE (#)   REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                    ------------   --------   -----------    -------------   -----------    -------------

Joseph P. Martori             0           $0             0             0             $0               $0
Nancy J. Stone                0            0         5,000             0              0                0
Edward S. Zielinski           0            0         6,000             0              0                0

DIRECTOR COMPENSATION

     The Company's policy is to pay a fee for each Board of Directors' meeting attended by directors who are not employees of the Company, and reimburse all directors for actual expenses incurred in connection with attending meetings of the Board of Directors. The fee for each Board of Directors' meeting attended by a non-employee director is $1,000. In addition, all non-employee directors receive a grant of options to purchase 5,000 shares of Common Stock following their election to the Board of Directors. The options are fully exercisable on the first anniversary of the date of grant.

STOCK OPTION PLANS

     The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which selects the persons to whom stock options are granted and determines the terms and conditions of each grant, including the number of shares of Common Stock covered by the option, its exercise price or purchase price, and its expiration date.

     1995 STOCK OPTION PLAN. The Company's 1995 Stock Option Plan was adopted by the Board of Directors in July 1995 (the "1995 Stock Option Plan"). The 1995 Stock Option Plan authorizes the Board of Directors of the Company to grant options to purchase the Company's authorized but unissued or reacquired Common Stock to the key employees of the Company or its subsidiaries. The aggregate number of shares of Common Stock which may be issued under the Stock Option Plan is 100,000 shares, of which 46,800 were available for future grants as of December 31, 1998. The Company has agreed to issue options for 5,000 shares to each of two members of its Board of Directors, Patrick J. McGroder III and Joseph A. Leonetti. Such options were issued in March 1999 and may be exercised at a price of $3.25 per share. Stock options entitle the optionee to purchase Common Stock from the Company for a specified exercise price as determined by the Board of Directors, during a period specified in the applicable option agreement.

     Under the 1995 Stock Option Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options"), or options not intended to qualify as Incentive Stock Options ("Nonstatutory Options"). The options are granted for investment purposes only and are not transferable except by the laws of descent and devise.

     Incentive Stock Options may only be granted to employees of the Company. They are exercisable one year after the grant of the options and expire on the earlier of (i) five years after the date of grant as to any optionee who immediately before the granting of the options owned more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries or (ii) ten years after the date of grant of the option as to any optionee whose stock ownership represented less than ten percent of the Company or any of its subsidiaries' combined voting power immediately before the date of grant. Nonstatutory Stock Options are exercisable at any time after they are granted and their durations are determined by the Board of Directors. All options granted pursuant to the 1995 Stock Option Plan are subject to earlier termination in the event of the termination of the optionee's employment with the Company.

     1992 STOCK OPTION PLAN. The Company's 1992 Stock Option Plan was adopted by the Board of Directors in May 1992 (the "1992 Stock Option Plan"). The 1992 Stock Option Plan authorizes the Board of Directors of the Company to grant options to purchase the Company's authorized but unissued or reacquired Common Stock to the key employees of the Company or its subsidiaries. The aggregate number of shares of Common Stock which may be issued under the 1992 Stock Option Plan is 100,000 shares, all of which had been granted at December 31, 1998. Stock options entitle the optionee to purchase Common Stock from the Company for a specified exercise price as determined by the Board of Directors, during a period specified in the applicable option agreement.

     Under the 1992 Stock Option Plan, the Company may grant Incentive Stock Options or Nonstatutory Options. All options granted pursuant to the 1992 Stock Option Plan are granted for investment purposes only and are not transferable except by laws of descent and devise.

     Incentive Stock Options may only be granted to employees of the Company. They are exercisable one year after the grant of the options and expire on the earlier of (i) five years after the grant of the options for any optionee who immediately before the granting of the options owned more than ten percent of the total combined voting power of all classes of stock of the Corporation or any of its subsidiaries or (ii) ten years after the grant of the options for any optionee whose stock ownership represented less than ten percent of the Company or any of its subsidiaries' combined voting power immediately before the granting of the options. Nonstatutory Stock Options are exercisable at any time after they are granted and their durations are determined by the Board of Directors. However, both types of options are subject to earlier termination in the event of the termination of the optionee's employment with the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation during the year ended December 31, 1998:

     It is the Company's policy to compensate its executives in a manner that aligns their interests with the long-term interests of the Company and its shareholders. Through its compensation policies the Company also seeks to attract and retain senior executives and reward executives for their collective and individual contribution to the leadership and short-term and long-term growth and profitability of the Company. The Company compensates its executives through a mixture of base salary, discretionary bonuses, and discretionary stock and stock option grants. The principal component of executive compensation to date has been base salary and, in the case of the executive responsible for the Company's vacation ownership interest sales, commission.

     Effective January 1, 1998, the Company entered into employment agreements with each of Mr. Joseph Martori, Ms. Nancy Stone and Mr. Edward Zielinski to serve as Chairman and Chief Executive Officer of the Company; President of the Company; and Executive Vice President of the Company and President of the Company's wholly-owned subsidiary, Varsity Clubs of America Incorporated, respectively. Each of these agreements has a four-year term which expires in December 2001. These agreements provide for an annual base salary of $200,000 to Mr. Martori, $150,000 to Ms. Stone and $130,000 to Mr. Zielinski. In addition, each employee may receive certain incentive compensation at the discretion of the Board of Directors. Ms. Stone and Mr. Zielinski are also entitled to receive awards of 15,000 and 7,000 shares of restricted Common Stock, respectively, on January 1, 1998 and each anniversary thereof provided that she or he is employed by the Company on the date of grant.

     Under each employment agreement, the respective employee's employment may be terminated prior to its expiration (i) by the Company for Good Cause (defined as his or her willful breach or habitual neglect of his or her duties under the employment agreement, willful violation of reasonable and substantial rules governing employee performance, willful refusal to obey reasonable orders in a manner amounting to gross insubordination or commission of dishonest acts), (ii) upon the employee's disability or death or (iii) upon thirty days notice of either party. If the employee is terminated without "Good Cause" prior to the expiration of the term of the employment agreement, they are entitled to receive their base salary for the twelve-month period following such termination. The employment agreements generally prohibit each employee from competing with the Company during his or her respective term of employment by the Company and for a period of twelve months following the respective employee's termination for Good Cause. In addition, each employment agreement contains customary confidentiality provisions in favor of the Company.

     BASE SALARY. Each executive of the Company receives a base salary which is intended to be competitive with similarly situated executives in companies of a similar size and nature. In setting base salaries for 1998, the Compensation Committee considered the executive's position relative to other executives, overall responsibility, the achievement of past performance objectives, and compensation information gathered informally from publicly available information with respect to similar companies.

     DISCRETIONARY OPTIONS. From time to time, the Company has granted stock options to executives to recognize significant performance and to encourage them to take an equity stake in the Company. In making past option awards, the Compensation Committee has reviewed the overall performance of the executives and the Company has awarded options on a discretionary basis, based upon a largely subjective determination. No stock options were granted to executive officers during 1998.

     BONUSES. From time to time, the Company has granted bonuses, either in cash, stock, or a combination of both, to executive officers who, in the discretion of the Company's Compensation Committee, have performed in a manner meriting recognition above and beyond their base salary.

     The Company has established a program for its President (Ms. Stone) and certain other executive officers whereby they will be granted shares of Common Stock as a component of their total compensation. In 1999, 15,000 and 7,000 shares of unregistered Common Stock have been issued under the program to Ms. Stone and Mr. Zielinski, respectively, for 1998 performance. In addition, 5,000 shares of unregistered Common Stock were issued as discretionary bonuses to each of Mr. Martori, Mr. Zielinski and Ms. Stone in early 1999.

     PROFIT SHARING PLAN. In 1994, the Company adopted a Profit Sharing Plan for the benefit of all employees, including executive officers. A contribution of $100,000 was declared for the 1998 fiscal year and was funded in early 1999. Allocation among the participants of the amount to be contributed has not yet occurred. The allocation is not expected to exceed $4,500 for any executive officer. Allocations are determined based on participant earnings and the formulas defined in the plan, which are intended to comply with Internal Revenue Service regulations.

     STOCK OPTION PLANS. The Company has adopted 1992 and 1995 Stock Option Plans pursuant to which options (which terms as used herein includes both incentive stock options and non-statutory stock options) may be granted to key employees, including executive officers, directors and consultants, who are determined by the Stock Option Committee to have contributed in the past, or who may be expected to contribute materially in the future, to the success of the Company. The exercise price of the options granted pursuant to the Plan shall be not less than the fair market value of the Common Stock on the date of grant and employee and director holders must serve as employees or directors of the Company for at least one year before exercising the option. Options are exercisable over a five-year period from date of grant if the optionee is a ten- percent or more shareholder immediately prior to the granting of the option and over a ten-year period if the optionee is not a ten- percent shareholder. No options were granted to executive officers or other employees during fiscal year 1998.

     COMPLIANCE WITH SECTION 162(m) OF INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended ("Tax Code"), limits the corporate deduction for aggregate compensation paid to the Named Executive Officers identified herein to $1,000,000 per year, unless certain requirements are met. The Compensation Committee has reviewed the impact of the Tax Code provision on the current compensation package for its Named Executive Officers. None of the Named Executive Officers will exceed the applicable limit. The Compensation Committee will continue to review the impact of this Tax Code Section and make appropriate recommendations to shareholders in the future.


Phoenix, Arizona                                       Patrick J. McGroder III
April 23, 1999                                         James W. Myers

     COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY, NASDAQ MARKET
                            INDEX AND SIC CODE INDEX

     The data below compares the cumulative total return, assuming reinvestment of dividends, of the Company's Common Stock with the Nasdaq National Market Index and the SIC Code 701 Index (hotels and motels) from January 1, 1994 to December 31, 1998. The Company has selected SIC Code 701 based on its belief that it is the most applicable comparison available, based upon the absence of 5-year historical data regarding publicly owned timeshare companies which derive substantial revenues from hotel/motel operations.

                 Comparison of Five Year Cumulative Total Return
              among investments in the Company's Common Stock, the
             Nasdaq National Market Index and the SIC Code 701 Index

     Company                       1994      1995      1996      1997      1998
     -------                     -------   -------   -------   -------   -------
     ILX Resorts Incorporated      73.74     93.87     65.30     71.43     26.94

     Industry Index                87.75     91.14    110.50    119.46     89.91

     Broad Market                 104.94    136.18    169.23    207.00    291.96

Assumes $100 invested on January 1, 1994 in the Company's common stock, the Nasdaq National Market Index, and the SIC Code 701 index, with dividends being reinvested through December 31, 1998.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     At the determination of the Board of Directors, the accounting firm of Hansen, Barnett & Maxwell, a professional corporation, was engaged as the Company's principal accountants for the year ended December 31, 1998. Representatives of Hansen, Barnett & Maxwell are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The Board of Directors has not yet selected independent accountants for the fiscal year ending December 31, 1999.

     For each of the fiscal years ended December 31, 1990 through December 31, 1997, the accounting firm of Deloitte & Touche LLP served as the Company's principal accountants.

     On November 20, 1998, Deloitte & Touche LLP ("D&T") resigned as the principal independent accountants for the Company. D&T delivered its resignation at a meeting held with the Audit Committee of the Company's Board of Directors. Prior to such meeting, the Audit Committee had determined to terminate D&T as a result of issues relating to the Company's evaluation of the quality of service provided by D&T.

     D&T advised the Audit Committee that it was resigning due to a disagreement over the proper treatment of the extinguishment by the Company of certain debt. In September 1998, the Company prepaid a promissory note to an affiliated party in exchange for the forgiveness of $200,000 of the principal amount of such note. See "Certain Relationships and Related Transactions." This transaction was reflected as approximately $200,000 of income in the Company's income statement for the fiscal quarter ended September 30, 1998. The nature of this transaction was also disclosed in Note 3 to the Company's financial statements for such period. D&T indicated that its view was that, because this transaction was with a related party, it should have been treated as a capital transaction under APB
26. Although the Company believes that its treatment of this extinguishment of debt is consistent with Paragraph 20 of APB 26, on December 31, 1998, the Company amended its report on

Form 10-Q for the period ended September 30, 1998 to reflect the treatment of this transaction as a capital transaction.

     Neither of D&T's reports on the Company's financial statements for the last two years contained an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. In addition, during such periods and the period from December 31, 1997 until the date of D&T's resignation, except for the disagreement discussed in the preceding paragraph, there were no disagreements or "reportable events", as contemplated by Item 304(a)(1) (iv) and (v), respectively, under Regulation S-K.

     On December 11, 1998, the Company filed an Amendment No. 1 to its Report on Form 8-K dated November 20, 1998 for the purpose of filing a letter from D&T in which D&T indicated that it disagreed with certain portions of the foregoing description of the events related to its resignation. Copies of the Form 8-K and the Amendment thereto are publicly available.

     On February 8, 1999, the Company engaged Hansen, Barnett & Maxwell, a professional corporation, as its principal accountant to audit the Company's financial statements for the year ended December 31, 1998. Prior to its engagement, the Company had not consulted Hansen, Barnett & Maxwell with respect to the application of accounting principles to a specified transaction or any matter that was the subject of a disagreement or a reportable event (as described in Item 301(a)(1)(v) of Regulation S-K). The Company has authorized D&T to respond fully to inquiries of the successor accountant concerning the subject matter of the disagreement discussed above.

     Additional information concerning the resignation of D&T and the engagement of Hansen, Barnett & Maxwell has been included in the Company's Report on Form 8-K filed with the SEC on November 30, 1998, Amendment No. 1 thereto filed on December 11, 1998 and in Item 9 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

                              FINANCIAL INFORMATION

     The Company's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operation" are set forth in the Company's Annual Report, which is hereby incorporated by reference. An Annual Report will be mailed to all shareholders of Common Stock of record at the close of business on June 11, 1999, concurrently with the mailing of this Proxy Statement. UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1998, WITHOUT EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED IN WRITING TO THE COMPANY AT 2111 EAST HIGHLAND AVENUE, SUITE 210, PHOENIX, ARIZONA 85016,
ATTENTION: SECRETARY, TELEPHONE: 602.957.2777.

                              STOCKHOLDER PROPOSALS

     In order for proposals to be considered for inclusion in the Proxy Statement and Proxy for the 2000 Annual Meeting of Shareholders, such proposals must be received by the Secretary of the Company no later than January 21, 2000, and must comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                  OTHER MATTERS

     The Company knows of no other matters to be submitted to shareholders for their consideration at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named on the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Based solely upon the written representations of the Company's directors, executive officers and ten percent holders and review of Forms 3, 4, and 5 and amendments thereto furnished to the Company, the Company is aware of the following late filings for the year ended December 31, 1998:

                                    NUMBER OF                TOTAL TRANSACTIONS
INDIVIDUAL OR COMPANY             LATE REPORTS                     COVERED
---------------------             ------------                     -------
Edward J. Martori                       1                             5

     The above individual has made his appropriate Form 3, Form 4 or Form 5 filings at the time of the mailing of this Proxy Statement.

ILX Resorts Incorporated
2111 East Highland Avenue, Suite 210
Phoenix, Arizona 85016

                                      PROXY
           This Proxy is solicited on Behalf of the Board of Directors

                  The undersigned hereby appoints Joseph P. Martori and Nancy J. Stone as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of ILX Resorts Incorporated held of record by the undersigned on June 11, 1999, at the Annual Meeting of Shareholders to be held July 26, 1999, or any adjournment thereof.

1.   ELECTION OF DIRECTORS
     [ ] FOR all nominees listed below equally among all such nominees, or as indicated below

            Steven R. Chanen                                              shares
                                                        -----------------
            Joseph A. Leonetti                                            shares
                                                        -----------------
            Joseph P. Martori                                             shares
                                                        -----------------
            Patrick J. McGroder III                                       shares
                                                        -----------------
            James W. Myers                                                shares
                                                        -----------------
            Nancy J. Stone                                                shares
                                                        -----------------
            Edward S. Zielinski                                           shares
                                                        -----------------
     [ ]  WITHHOLD AUTHORITY to vote for all nominees

IN THE EVENT THE SHAREHOLDER DOES NOT INDICATE A PREFERENCE ON PROPOSAL NO. 1, MANAGEMENT INTENDS TO VOTE FOR PROPOSAL NO. 1.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATION ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS FOR WHICH THE SHAREHOLDER HAS NOT INDICATED A PREFERENCE OR IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The undersigned revokes any proxies heretofore given by the undersigned and acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith and the Annual Report to Shareholders also delivered herewith.


-------------------------------
           Signature


-------------------------------
   Signature if held jointly

                                                        DATED             , 1999
                                                             -------------